Barry J. Miller

Attorney at Law

547 Merritt Lane

Birmingham, Michigan 48009

Telephone: (248) 232-8039

Facsimile: (248) 246-9524

Email: bjmiller@bjmpllc.com

December 14, 2018

Medtainer, Inc.

1620 Commerce St.

Corona, CA 92880

Re:	Registration Statement on Form S-8; 200,000,000 shares of the Common Stock of Medtainer, Inc., par value $0.00001 per share

Ladies and Gentlemen:

I have acted as special counsel to Medtainer, Inc., a Florida corporation (the “Corporation”), in connection with the registration by the Corporation of 200,000,000 shares of common stock, par value $0.00001 per share, of the Corporation, issuable under the Corporation’s 2018 Incentive Award Plan (the “Plan”).

These shares are being registered under the Securities Act of 1933 (the “Act”) pursuant to a registration statement on Form S-8 (the “Registration Statement”) filed today with the Securities and Exchange Commission (the “Commission”). This opinion is being furnished pursuant to Item 601(b)(5) of Regulation S-K promulgated under the Act, and no opinion is expressed herein as to the form or substance of the Registration Statement.

As such counsel, I have examined such matters of fact and questions of law as I have deemed relevant for purposes of this opinion. With your consent, I have relied upon certificates and other assurances of officers of the Corporation and others as to factual matters without having independently verified them. I am opining herein as to the Business Corporation Act of the State of Florida (the “FBCA”) and express no opinion with respect to any other laws.

Subject to the foregoing, it is my opinion that, when shares of such common stock shall have been duly registered on the books of the Corporation’s transfer agent in the name of an Eligible Individual who has received an Award under the Plan, against payment therefor (not less than the par value thereof) in the circumstances contemplated by the Plan, such shares will have been legally issued and sold, fully paid and nonassessable. In rendering the foregoing opinion, I have assumed that (i) in each case, such Award will have been duly authorized by all requisite corporate action (and if required, exercised) in accordance with the requirements of law and the Plan (and any agreement between the Corporation and such Eligible Individual thereunder) and (ii) the Corporation will have complied with all applicable requirements regarding uncertificated shares provided in the FBCA.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by any other persons entitled to rely upon it pursuant to the applicable provisions of the Act. I consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

As used herein, the terms “Award” and “Eligible Individual” shall have the meanings ascribed to them in the Plan.

Very truly yours,

/s/ Barry J. Miller